Share Purchase Agreement

This Share Purchase Agreement (the "Agreement") is made by and among: **BioMed Venture GmbH**, a company with limited liability organized under the laws of Germany (hereinafter referred to as "BioMed") and **OncoVista, Inc.**, a corporation organized under the laws of Delaware (hereinafter referred to as "OncoVista"). (BioMed and OncoVista are hereinafter referred to collectively as "Parties"and each as "Party")

Whereas, AdnaGen AG (hereinafter referred to as "AdnaGen"), Hannover, is registered at the Local Court of Hannover under HRB 58973, has an issued and outstanding share capital (*Grundkapital*) of € 1,681,320 registered shares of common stock, so par value per share (*nennwertlose auf den Namen lautende Stückaktien*) whose individual shareholder are registered in the share register (*Aktienregister* of AdnaGen).

Whereas BioMed desires to sell, assign and transfer to OncoVista , and OncoVista desires to purchase and acquire from BioMed , (upon the terms and subject to the conditions set forth herein) Five Hundred Seventy-six Thousand Two Hundred Twenty-two (576,222) shares of the stock (hereinafter referred to as "Shares"), with the Shares equaling 34.28 % of the issued and outstanding shares of the stock.

Now, Therefore in consideration of the aforesaid BioMed and OncoVista herewith agree about the following share purchase agreement:

Article I Purchase and Transfer of Shares

Section 1

We, BioMed, are a registered shareholder of AdnaGen with 576,222 shares. We herewith sell and transfer these 576,222 shares to OncoVista which herewith accepts this sale and transfer.

The purchase price for the sale and transfer amounts € 400,000.00 (Four Hundred Thousand) ("Purchase Price") and shall be due and payable by OncoVista within 10 bank working days upon the signature of this Agreement. The Purchase Price shall be paid on the following bank account of BioMed:

Bank Sparkasse Hannover, 25050180
bank account number 51599
IBAN DE49 2505 0180 0000 0515 99
BIC SPKHDE2HXXX

Section 2

According to German Code pertaining Stock Companies (*Aktiengesetz*) a transfer of shares which shareholders are registered in the share register is effective against the company only in case such transfer is announced to the company. Therefore, the Parties shall inform AdnaGen about the purchase and transfer of the Shares and shall apply for the registration of the transfer in the share register of AdnaGen.

Article II Representations and Warranties

Section 1

BioMed warrants by way of an independent guaranty pursuant to § 311 of the German Civil Code (*BGB*) that

a) the statutory capital of AdnaGen is at the date hereof fully paid up and has not been repaid.

b) BioMed has good and marketable title to the Shares intended herunder to be sold by BioMed , free and clear of any and all restrictions, liens, charges, encumbrances, options and adverse claims or rights whatsoever (other than as provided hereunder in favor of OncoVista)

c) BioMed has the full right, power and authority to enter into this Agreement, to own the Shares owned by it and to sell, assign, transfer and deliver the Shares intended herunder to be sold by BioMed to OncoVista pursuant to this Agreement. OncoVista will acquire from BioMed good and marketable title to such Shares, free and clear of all restrictions, liens, charges, encumbrances, options and adverse claims or rights whatsoever. This Agreement has been duly executed by BioMed and delivered by BioMed and constitutes the valid and binding obligation of BioMed, enforceable against BioMed in accordance with its terms.

Section 2

Apart from the warranties given in this Article II Section 1 above, the Shares are acquired as they stand. BioMed does not give any further warranties with respect to AdnaGen and does

not give any warranty related to business of AdnaGen. Any other claims based on any legal ground whatsoever are expressly excluded.

Article III

On December 5th, 2007 a shareholders' meeting of AdnaGen will take place. According to § 17 subsection (4) of the By-Laws of AdnaGen only shareholders who have applied for participation at least three days before the shareholders' meeting are allowed to participate in the shareholders' meeting. Therefore in case this Agreement is not effective until November 29th, 2007 BioMed is obliged to apply without delay for participation in the shareholders' meeting and to vote at the disposition of OncoVista on the shareholders'meeting. To avoid any misunderstanding it is clarified that the provisions as set forth in this Article shall also apply for later shareholders' meetings as long as this Agreement is not effective.

Aricle IV Condition Precedent

This Agreement will come into final effect if the total Purchase Price as laid down under Article I, Section 1 above has been credited unconditionally by the bank to the account as laid down under Article 1, Section 1 above.

Article V Confidentiality

The parties will maintain in confidence all written, oral and other information and material obtained from the other Party in connection with this Agreement, unless (a) such information or material is already known to such Party or such information has become publicly available (trough no fault of such Party) prior to disclosure by such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for this Agreement or (c) the furnishing or use of such information is required by court or other valid legal process.

Article VI Miscellaneous

Section 1

Each Party shall bear its own lawyers' costs in connection with this Agreement.

Section 2

a) This Agreement shall be governed by, construed and enforced in accordance with the laws of Germany excluding its provisions on conflict of laws. Place of venue for all legal proceedings arising out of or in connection with the Agreement shall be with the ordinary courts in Hannover, Germany.

b) This Agreement is drawn up in the English language. Wherever a German term is inserted in brackets, such German term shall, however, govern to define the legal meaning.

c) Should any provision of this Agreement be or become invalid, ineffective, or unenforceable, the remaining provisions of this Agreement shall remain valid. The

Parties agree to replace the invalid, ineffective, or unenforceable provision by a valid, effective, and enforceable provision which economically best meets the intention of the Parties had they foreseen the invalidity, ineffectiveness, or unenforceability at that time. The same shall apply in the case of an omission.

d) Time periods (*Fristen*) provided for in this Agreement shall be calculated in accordance with §§ 186 et al of the German Civil Code.

e) Changes and amendments to this Agreement must be in writing in order to be valid unless notarial form is required pursuant to mandatory law. This also applies to changes and amendments to this written form requirement.

Signatures

date Nov. 27th, 2007 ....

for BioMed Venture GmbH Dr. Axel Brümmer

date 30. Nov. 2007 ....

for OncoVista Inc. Timm Diestel